EXHIBIT 99.1

Adams Golf Announces Litigation Settlement With Zurich

PLANO, Texas, Dec. 15, 2011 (GLOBE NEWSWIRE) -- Adams Golf, Inc. (Nasdaq:ADGF) ("Adams Golf" or the "Company") today announced that it has settled its lawsuit against Zurich American Insurance Company ("ZAIC") alleging, among other things, that ZAIC wrongfully declined coverage to Adams Golf concerning the class action lawsuit arising out of the Company's initial public offering.

The settlement agreement with ZAIC provides for a payment of $7.65 million by ZAIC to Adams Golf no later than January 4, 2012. Pursuant to the terms of the settlement reached by Adams Golf in the underlying class action lawsuit, the Company is required to pay the class action plaintiffs $1.25 million from its recovery against ZAIC in the coverage lawsuit. After payment of this amount to the class action plaintiffs, the Company is entitled to receive approximately $6.4 million, or $0.82 per outstanding share, that would be added to cash reserves until such time as management and the board of directors determine the optimum use for the proceeds.

"We are pleased with this outcome," said Mr. Chip Brewer, CEO and President of Adams Golf. "It is a material recovery for the company and we are delighted to have the matter behind us."

About Adams Golf

Developing high-performance and technologically innovative golf products is the cornerstone of Adams Golf. From initial design, through manufacturing and servicing, Adams Golf is committed to helping golfers of all abilities enjoy the game of golf. For more information on Adams Golf, please visit www.adamsgolf.com or view prior press releases at http://www.adamsgolf.com/news.htm.

The Adams Golf logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5031

CONTACT: Pamela High
         Chief Financial Officer
         Adams Golf
         (972) 673-9000
         InvestorInfo@adamsgolf.com